EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Terex Corporation of our reports dated December 10, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of REV Group, Inc., appearing in the Annual Report on Form 10-K of REV Group, Inc. for the year ended October 31, 2025.

/s/RSM US LLP
Milwaukee, Wisconsin
July 31, 2026